MINERAL MOUNTAIN MINING & MILLING COMPANY

CERTIFICATE OF CORPORATE RESOLUTION

I, Sheldon Karasik, Chairman of the Board and Chief Executive Officer of Mineral Mountain Mining & Milling Company, organized and existing under the laws of Idaho and having its principal place of business at 5968 N. Government Way, Ste. 305, Dalton Gardens, Idaho 83815, hereby certify that the following is a true copy of a resolution adopted by the Board of Directors of the Corporation at a meeting telephonically convened on January 15, 2018 at which a quorum was present and voting throughout and that such resolution is now in full force and effect.

RESOLVED: That the Corporation has hereby determined that each director, other than the CEO and Chairman, will immediately receive 50,000 warrants exercisable within two years of issuance at two cents per share; in addition, each Audit Committee member will immediately receive an additional 10,000 warrants exercisable within two years of issuance at two cents a share; furthermore, Sheldon Karasik, the CEO and Chairman will, effective immediately, receive an annual salary of $195,000, which will be deferred in whole or in part, if necessary due to Company finances.

I further certify that this Corporation is duly organized and existing, and has the power to take the action called for by the foregoing resolution.

DIRECTORS:

Sheldon Karasik

Chairman of the Board and Chief Executive Officer

John Ryan

Vice President/Secretary/Treasurer

James Baughman

Vice President/Chief Geologist

Felix Keller

Director

Michael Miller

Director

Ulises De la Garza

Director

SIGNED:

DATED: January 15, 2018